Exhibit 8.1

Subsidiary		Country of Incorporation
1.	MTS Finance	Luxembourg
2.	MTS-Capital	Russia
3.	UMC	Ukraine
4.	Volgograd Mobile	Russia
5.	Astrakhan Mobile	Russia
6.	Mar Mobile GSM	Russia
7.	Primtelefon	Russia
8.	MSS.	Russia
9.	MTS-Kostroma	Russia
10.	Novitel	Russia
11.	Uzdunrobita	Uzbekistan
12.	Sibintertelecom	Russia
13.	BCTI	USA
14.	Sweet-Com	Russia
15.	MTS-Bermuda	Bermuda
16.	Dagtelecom	Russia
17.	K-Telekom	Armenia
18.	Bashcell	Russia
19.	MTS Belarus	Belarus
20.	TS-Retail	Russia
21.	Coral/Sistema Strategic Fund	USA